UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A
(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 5, 2005

Loudeye Corp.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-29583	91-1908833
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1130 Rainier Avenue South, Seattle, Washington		98144
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(206) 832-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

As disclosed in a current report on Form 8-K filed December 9, 2005, Loudeye Corp. announced that Overpeer, Inc., Loudeye’s wholly-owned content protection services subsidiary, had ceased operations effective immediately. Loudeye had been funding Overpeer’s operations under an intercompany loan agreement pursuant to which Loudeye held a security interest in all the assets of Overpeer. The outstanding intercompany loan balance exceeded the value of the Overpeer assets and Loudeye has foreclosed on its first priority security interest in the Overpeer assets. Loudeye will present the assets, liabilities and results of operations for Overpeer as discontinued operations in its consolidated financial statements for the year ended December 31, 2005. This current report on Form 8-K/A updates information contained in Loudeye’s December 9, 2005 Form 8-K relating to the status of Overpeer’s wind-down activities and associated costs, litigation and impairment.

• Severance. Overpeer incurred approximately $200,000 in severance and related payroll costs associated with the closing of its operations which was paid during December 2005. In addition, Loudeye incurred non-cash stock compensation expense of approximately $40,000 relating to acceleration of vesting of a restricted stock award to a former Overpeer employee.

• Overpeer Lease. Overpeer was a party to a lease agreement for premises located in New York City. The lease had a ten year term running through September 2015. Annual rent obligations under the lease were approximately $175,000, subject to annual adjustment. Under the lease, Loudeye was required to post an approximate $175,000 security deposit in the form of a letter of credit. In December 2005, the landlord drew down the letter of credit in full. In February 2006, Overpeer, Loudeye and the landlord reached an agreement in principle for a settlement pursuant to which the Landlord released Overpeer and Loudeye from any future obligations with respect to the lease in exchange for the landlord retaining the approximate $175,000 security deposit and certain Loudeye-owned furniture with a net book value of approximately $80,000. For the year ended December 31, 2005, Loudeye expects to include a non-cash charge of approximately $255,000 in loss from discontinued operations relating to the lease, offset in part by a deferred rent credit of approximately $80,000 resulting from the early lease termination.

• Savvis Communications Corp. Litigation. On December 15, 2005, Savvis Communications Corp. filed a complaint in Superior Court in Santa Clara County, California, against Overpeer and Loudeye relating to a May 2002 Master Services Agreement between Savvis and Overpeer for collocation and bandwidth services (the "Overpeer-Savvis Agreement"). The complaint alleges Overpeer breached the Overpeer-Savvis Agreement for non-payment. The complaint also contains alter ego allegations against Loudeye. The complaint seeks damages of $1.6 million consisting of $950,000 of allegedly unpaid invoices for services and approximately $600,000 in alleged early termination fees. The court has granted Savvis a writ of attachment over Overpeer’s assets located in the state of California. As noted above, Loudeye has foreclosed on its first priority security interest in Overpeer’s assets and Overpeer does not have sufficient assets in California (or elsewhere) to satisfy a judgment against it, if any. Overpeer and Loudeye intend to file a joint motion to compel arbitration of the dispute under the terms of the agreement between Savvis and Overpeer. Loudeye is not a party to the Overpeer-Savvis Agreement. Loudeye intends to defend itself vigorously concerning the alter ego claims brought by Savvis. However, Loudeye cannot assess at this time the probability of an unfavorable outcome with respect to the claims brought against Loudeye.

• Impairment of Long-Lived Assets. Loudeye has determined that the Overpeer technology, Overpeer’s customer relationships, Overpeer employee non-compete agreements, and Overpeer trademarks with an aggregate net book value of approximately $400,000 have no continuing value as a result of the cessation of the Overpeer business. In addition, Loudeye has determined that the net book value of certain Overpeer fixed assets and leasehold improvements exceeded their estimated fair market value as of November 30, 2005, by approximately $600,000. For the year ended December 31, 2005, Loudeye expects to include a non-cash impairment charge of approximately $1.0 million in loss from discontinued operations with respect to all of the above long-lived assets.

• Goodwill Impairment. Loudeye has determined that the goodwill associated with the Overpeer business has no continuing value. For the year ended December 31, 2005, Loudeye expects to include a non-cash impairment charge of approximately $1.9 million in loss from discontinued operations.

Item 2.06 Material Impairments.

Please refer to the discussion in Item 2.05 hereof, which is incorporated herein by reference. Loudeye expects to record a non-cash impairment of long-lived assets and goodwill of approximately $2.9 million as a result of cessation of the Overpeer business.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Loudeye Corp.

February 17, 2006	By:	Chris J. Pollak

Name: Chris J. Pollak
Title: Chief Financial Officer